SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                             The Vantive Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0009220911
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 12 Pages
                       Exhibit Index Contained on Page 11

---------------------------                     --------------------------------
CUSIP NO. 0009220911               13 G                Page 2 of 12 Pages
---------------------------                     --------------------------------
--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSONS
           SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
           Mohr Davidow Ventures II, A California Limited Partnership ("MDV II")
           Tax ID Number:    94-3037255
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]       (b) [X]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           California
--------------------------------------------------------------------------------
                                     5       SOLE VOTING POWER

              NUMBER OF                      51,044 shares,  except that WHD/LGM
                SHARES                       Partners,  the  general  partner of
             BENEFICIALLY                    MDV II, and Messrs.  Mohr, Davidow,
            OWNED BY EACH                    and Feiber, the general partners of
              REPORTING                      WHD/LGM Partners,  may be deemed to
               PERSON                        have  shared  power  to vote  these
                WITH                         shares.

                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             51,044 shares,  except that WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV II, and Messrs.  Mohr, Davidow,
                                             and Feiber, the general partners of
                                             WHD/LGM Partners,  may be deemed to
                                             have  shared  power to  dispose  of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             51,044
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.20%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 0009220911                 13 G                Page 3 of 12 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         WHD/LGM Partners, A California Limited Partnership ("WHD/LGM Partners")
         Tax ID Number:    94-3035845
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            California
--------------------------------------------------------------------------------
                                             SOLE VOTING POWER
                                    5
             NUMBER OF                       0 shares
              SHARES
           BENEFICIALLY
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             51,044  shares, of  which  all  are
                                             directly  owned by MDV II.  WHD/LGM
                                             Partners, is the general partner of
                                             MDV II and  may be  deemed  to have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER

                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             51,044  shares,  of  which  all are
                                             directly  owned by MDV II.  WHD/LGM
                                             Partners, is the general partner of
                                             MDV II and  may be  deemed  to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             51,044
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.20%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                    -------------------------------
CUSIP NO. 0009220911                13 G               Page 4 of 12 Pages
-----------------------------                    -------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Lawrence G. Mohr, Jr. ("Mohr")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES
           BENEFICIALLY                      0 shares
          OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             93,320 shares,  of which 51,044 are
                                             directly owned by MDV II and 42,276
                                             of which  are held by the  Lawrence
                                             G.  Mohr,  Jr.  and Nancy H.  Mohr,
                                             Trustees of the Mohr  Family  Trust
                                             U/D/T Dated August 5, 1985. Mohr is
                                             a  general   partner   of   WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV II,  and may be  deemed to have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             93,320 shares,  of which 51,044 are
                                             directly owned by MDV II and 42,276
                                             of which  are held by the  Lawrence
                                             G.  Mohr,  Jr.  and Nancy H.  Mohr,
                                             Trustees of the Mohr  Family  Trust
                                             U/D/T Dated August 5, 1985. Mohr is
                                             a  general   partner   of   WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV II,  and may be  deemed to have
                                             shared  power to  dispose  of these
                                             shares.

--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             93,320
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.39%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 0009220911                 13 G               Page 5 of 12 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William H. Davidow ("Davidow")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
                NUMBER OF           5        SOLE VOTING POWER
                 SHARES
              BENEFICIALLY                   160,352  shares,  of which  145,352
             OWNED BY EACH                   are   held  in  the   name  of  the
                REPORTING                    "Davidow  Family  Trust  Dated July
                 PERSON                      26,  1991,   William  H.   Davidow,
                  WITH                       Trustee"  and 15,000 are  issueable
                                             upon the exercise of options.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             51,044  shares,  of  which  all are
                                             directly  owned by MDV II.  Davidow
                                             is a  general  partner  of  WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV II,  and may be  deemed to have
                                             shared power to vote these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             160,352  shares,  of which  145,352
                                             are   held  in  the   name  of  the
                                             "Davidow  Family  Trust  Dated July
                                             26,  1991,   William  H.   Davidow,
                                             Trustee"  and 15,000 are  issueable
                                             upon the exercise of options.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             51,044  shares,  of  which  all are
                                             directly  owned by MDV II.  Davidow
                                             is a  general  partner  of  WHD/LGM
                                             Partners,  the  general  partner of
                                             MDV II,  and may be  deemed to have
                                             shared  power to  dispose  of these
                                             shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                            211,396
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.88%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 0009220911                 13 G                Page 6 of 12 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jonathan D. Feiber ("Feiber")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             52,490 shares,  of which 51,044 are
                                             directly  owned by MDV II and 1,446
                                             of which  are held by the  Jonathan
                                             D.  Feiber  and  Heather  A.  Buhr,
                                             Trustees of the Feiber-Buhr  Family
                                             Trust U/D/T Dated October 27, 1995.
                                             Feiber  is  a  general  partner  of
                                             WHD/LGM   Partners,   the   general
                                             partner  of  MDV  II,  and  may  be
                                             deemed to have shared power to vote
                                             these shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             52,490 shares,  of which 51,044 are
                                             directly  owned by MDV II and 1,446
                                             of which  are held by the  Jonathan
                                             D.  Feiber  and  Heather  A.  Buhr,
                                             Trustees of the Feiber-Buhr  Family
                                             Trust U/D/T Dated October 27, 1995.
                                             Feiber  is  a  general  partner  of
                                             WHD/LGM   Partners,   the   general
                                             partner  of  MDV  II,  and  may  be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                             52,490
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               0.22%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                        IN
--------------------------------------------------------------------------------
*                 SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 7 of 12 Pages


                  This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by Mohr, Davidow Ventures III, WLPJ Partners, Lawrence G. Mohr, Jr., William H. Davidow and Jonathan D. Feiber (collectively, the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  The Vantive Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  2455 Augustine Drive
                  Santa Clara, CA  95051
                  (408) 982-5700


ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Mohr Davidow Ventures II, A California Limited Partnership ("MDV II"), WHD/LGM Partners, A California Limited Partnership ("WHD/LGM Partners"), Lawrence G. Mohr, Jr. ("Mohr"), William H. Davidow ("Davidow"), and Jonathan D. Feiber ("Feiber"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  WHD/LGM Partners is the general partner of MDV II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by MDV II. Mohr, Davidow and Feiber are the general partners of WHD/LGM Partners, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by MDV II.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Mohr Davidow Ventures
                  3000 Sand Hill Road
                  Building 1, Suite 240
                  Menlo Park, CA  94025


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  MDV  II  and   WHD/LGM   Partners   are   California   limited
partnerships and Mohr, Davidow and Feiber are United States citizens.

                                                              Page 8 of 12 Pages


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 0009220911

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP:
                  ----------

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)     Amount beneficially owned:
                                   --------------------------

                                   See Row 9 of cover page for each Reporting Person.

                           (b)     Percent of Class:
                                   -----------------

                                   See Row 11 of cover page for each Reporting Person.

                           (c)     Number of shares as to which such person has:
                                   ---------------------------------------------


                                             (i)     Sole  power to  vote  or to
                                                     direct the vote:

                                                     See Row 5 of cover page for
                                                     each Reporting Person.

                                             (ii)    Shared  power to vote or to
                                                     direct the vote:

                                                     See Row 6 of cover page for
                                                     each Reporting Person.

                                             (iii)   Sole power to dispose or to
                                                     direct the disposition of:

                                                     See Row 7 of cover page for
                                                     each Reporting Person.

                                             (iv)    Shared  power to dispose or
                                                     to  direct  the disposition
                                                     of:

                                                     See Row 8 of cover page for
                                                     each Reporting Person.

                                                              Page 9 of 12 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:     [X]      Yes

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------------
                  PERSON:
                  -------

                  Under certain circumstances set forth in the limited partnership agreements of MDV II and WHD/LGM Partners, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF  THE  SUBSIDIARY WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED  ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable

                                                             Page 10 of 12 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 1997


                                             /s/ Lawrence G. Mohr, Jr.
                                             ----------------------------------
                                             Lawrence G. Mohr, Jr., individually
                                             and  on  behalf  of  MDV  II in his
                                             capacity  as a general  partner  of
                                             WHD/LGM   Partners,   the   general
                                             partner of MDV II, and on behalf of
                                             WHD/LGM Partners in his capacity as
                                             a general partner thereof.



                                             /s/ William H. Davidow
                                             ----------------------------------
                                             William H. Davidow



                                             /s/ Jonathan D. Feiber
                                             ----------------------------------
                                             Jonathan D. Feiber

                                                             Page 11 of 12 Pages




                                  EXHIBIT INDEX
                                  -------------


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                Page 12

                                                             Page 12 of 12 Pages




                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of The Vantive Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 9, 1996


                                             /s/ Lawrence G. Mohr, Jr.
                                             ---------------------------------
                                             Lawrence G. Mohr, Jr., individually
                                             and  on  behalf  of  MDV  II in his
                                             capacity  as a general  partner  of
                                             WHD/LGM   Partners,   the   general
                                             partner of MDV II, and on behalf of
                                             WHD/LGM Partners in his capacity as
                                             a general partner thereof.



                                             /s/ William H. Davidow
                                             ---------------------------------
                                             William H. Davidow



                                             /s/ Jonathan D. Feiber
                                             ---------------------------------
                                             Jonathan D. Feiber